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                                                                     EXHIBIT 25

                               November 12, 1996

The Board of Directors
Medex, Inc.
3637 Lacon Road
Hilliard, Ohio 43026

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Medex, Inc. ("Medex") pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of November 12, 1996 (the "Merger Agreement"), by and among Medex, Furon Company ("Furon") and FCY Inc., a wholly owned subsidiary of Furon ("Merger Sub"). As more fully described in the Merger Agreement, (i) Furon and Merger Sub will make a tender offer to purchase all outstanding shares of the common stock, par value $0.01 per share, of Medex (the "Medex Common Stock") at a purchase price of $23.50 per share, net to the seller in cash (the "Tender Offer") and (ii) subsequent to the Tender Offer, Merger Sub will be merged with and into Medex (the "Merger" and, together with the Tender Offer, the "Transaction") and each outstanding share of Medex Common Stock not previously tendered will be converted into the right to receive $23.50 in cash.

     In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Medex and certain senior officers and other representatives of Furon concerning the business, operations and prospects of Medex. We examined certain publicly available business and financial information relating to Medex as well as certain financial forecasts and other information and data for Medex which were provided to or otherwise discussed with us by the management of Medex. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Medex Common Stock; the historical and projected earnings and other operating data of Medex; and the capitalization and financial condition of Medex. We considered, to the extent publicly available, the financial terms of similar transactions recently effected which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Medex. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Medex that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Medex as to the future financial performance of Medex. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Medex nor have we made any physical inspection of the properties or assets of Medex.

     In connection with our engagement, we were requested to approach, and held discussions with, certain third parties to solicit indications of interest in a possible acquisition of Medex. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.
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     Smith Barney has been engaged to render financial advisory services to
Medex in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Medex and Furon for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided investment banking services to Medex unrelated to the proposed Transaction, for which services we have received compensation. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Medex and Furon.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Medex in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to whether or not such stockholder should tender shares of Medex Common Stock in the Tender Offer or how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the cash consideration to be received by the holders of Medex Common Stock (other than Furon and its affiliates) in the Transaction is fair, from a financial point of view, to such holders.

                                          Very truly yours,

                                                  /s/  SMITH BARNEY INC.

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                                                    Smith Barney Inc.

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